NEWS RELEASE
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Drew Prairie
AMD Communications
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drew.prairie@amd.com

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Laura Graves
AMD Investor Relations
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laura.graves@amd.com

AMD Reports First Quarter 2019 Financial Results
-Gross margin expands to 41%, up 5 percentage points year-over-year-

SANTA CLARA, Calif. - April 30, 2019 - AMD (NASDAQ:AMD) today announced revenue for the first quarter of 2019 of $1.27 billion, operating income of $38 million, net income of $16 million and diluted earnings per share of $0.01. On a non-GAAP(*) basis, operating income was $84 million, net income was $62 million and diluted earnings per share was $0.06.

GAAP Quarterly Financial Results

	Q1 2019	Q1 2018	Y/Y	Q4 2018	Q/Q
Revenue ($B)	$1.27	$1.65	Down 23%	$1.42	Down 10%
Gross margin	41%	36%	Up 5 pp	38%	Up 3 pp
Operating expense ($M)	$543	$477	Up $66	$509	Up $34
Operating income ($M)	$38	$120	Down $82	$28	Up $10
Net income ($M)	$16	$81	Down $65	$38	Down $22
Earnings per share	$0.01	$0.08	Down $0.07	$0.04	Down $0.03

Non-GAAP(*) Quarterly Financial Results

	Q1 2019	Q1 2018	Y/Y	Q4 2018	Q/Q
Revenue ($B)	$1.27	$1.65	Down 23%	$1.42	Down 10%
Gross margin	41%	36%	Up 5 pp	41%	Flat
Operating expense ($M)	$498	$446	Up $52	$474	Up $24
Operating income ($M)	$84	$152	Down $68	$109	Down $25
Net income ($M)	$62	$121	Down $59	$87	Down $25
Earnings per share	$0.06	$0.11	Down $0.05	$0.08	Down $0.02

“We delivered solid first quarter results with significant gross margin expansion as Ryzen and EPYC processor and datacenter GPU revenue more than doubled year-over-year,” said Dr. Lisa Su, AMD president and CEO. “We look forward to the upcoming launches of our next-generation 7nm PC, gaming and datacenter products which we expect to drive further market share gains and financial growth.”

Q1 2019 Results

•
Revenue was $1.27 billion, down 23 percent year-over-year primarily due to lower revenue in the Computing and Graphics segment. Revenue was down 10 percent quarter-over-quarter primarily due to lower client processor sales.

•
Gross margin was 41 percent, up 5 percentage points year-over-year, primarily driven by the ramp of RyzenTM and EPYCTM processor and datacenter GPU sales. Gross margin was up 3 percentage points quarter-over-quarter primarily due to a charge in the fourth quarter of 2018 related to older technology licenses. Non-GAAP gross margin was flat quarter-over-quarter.

•
Operating income was $38 million compared to operating income of $120 million a year ago and $28 million in the prior quarter. Non-GAAP operating income was $84 million compared to operating income of $152 million a year ago and $109 million in the prior quarter. The year-over-year decline was primarily due to lower revenue and operating income in the Computing and Graphics segment.

•
Net income was $16 million compared to net income of $81 million a year ago and $38 million in the prior quarter. Non-GAAP net income was $62 million compared to net income of $121 million a year ago and $87 million in the prior quarter.

•
Diluted earnings per share was $0.01, compared to diluted earnings per share of $0.08 a year ago and $0.04 in the prior quarter. Non-GAAP diluted earnings per share was $0.06, compared to diluted earnings per share of $0.11 a year ago and $0.08 in the prior quarter.

•	Cash, cash equivalents and marketable securities were $1.2 billion at the end of the quarter.

Quarterly Financial Segment Summary

•
Computing and Graphics segment revenue was $831 million, down 26 percent year-over-year and 16 percent quarter-over-quarter. Revenue was lower year-over-year primarily due to lower graphics channel sales, partially offset by increased client processor and datacenter GPU sales. The quarter-over-quarter decline was primarily due to lower client processor sales.

◦	Client processor average selling price (ASP) was up year-over-year driven by Ryzen processor sales. Client ASP was down slightly quarter-over-quarter due to a decrease in mobile processor ASP.

◦	GPU ASP increased year-over-year primarily driven by datacenter GPU sales. GPU ASP was up sequentially driven by improved product mix.

◦
Operating income was $16 million, compared to operating income of $138 million a year ago and operating income of $115 million in the prior quarter. The year-over-year and quarter-over-quarter operating income decreases were primarily due to lower revenue.

•
Enterprise, Embedded and Semi-Custom segment revenue was $441 million, down 17 percent year-over-year and up 2 percent sequentially. The year-over-year revenue decrease was primarily due to lower semi-custom product revenue, partially offset by higher server sales. The quarter-over-quarter increase was primarily driven by higher semi-custom revenue.

◦
Operating income was $68 million, compared to operating income of $14 million a year ago and an operating loss of $6 million in the prior quarter. The year-over-year and sequential improvements were primarily driven by a $60 million licensing gain associated with the company’s joint venture with THATIC.

•
All Other operating loss was $46 million compared with operating losses of $32 million a year ago and $81 million in the prior quarter. The prior quarter included a $45 million charge related to older technology licenses.

Recent PR Highlights

•
Google announced at the Game Developers Conference that it has selected high-performance, custom AMD RadeonTM datacenter GPUs and AMD software developer tools for its Stadia next-generation game streaming platform. Also at the conference, AMD announced a number of updates to its software tools to help game developers accelerate game design and foster innovation.

•	Amazon Web Services announced broader availability of AMD EPYC processor-based service and launched three new EPYC processor-powered EC2 instance families, including the first T3-series instances.

•	Sony Interactive Entertainment released new details about its upcoming next-generation game console, which will be powered by a custom AMD chip based on the “Zen 2” CPU and “Navi” GPU architectures.

•
Apple announced updates to its 21.5-inch iMac and 27-inch iMac computers, which for the first time offer “Radeon Pro Vega” graphics cards. The 21.5-inch iMac with Radeon Vega 12 GPUs delivers up to 80 percent faster graphics performance than the previous generation. The 27-inch iMac with Radeon Vega 10 GPUs delivers up to 50 percent faster graphics performance.

•	OEMs announced new systems based on the expanded lineup of consumer and commercial mobile processors from AMD:

◦
HP and Lenovo announced commercial PCs powered by the 2nd Gen AMD Ryzen PRO mobile processors with Radeon Vega Graphics and AMD AthlonTM PRO mobile processors with Radeon Vega Graphics. At HP Reinvent, the company announced the HP ProBook 445R G6 and HP ProBook 455R G6, powered by 2nd Gen Ryzen mobile processors, and the HP ProDesk 405 G4 Desktop Mini powered by 2nd Gen Ryzen PRO processors. For consumers, HP announced the latest HP ENYY x360 13 and 15, both featuring 2nd Gen Ryzen mobile processors.

◦	Lenovo announced the IdeaPad S540 and IdeaPad S340 powered by 2nd Gen Ryzen mobile processors.

◦	Multiple customers began shipping new 2nd Gen AMD Ryzen mobile-powered laptops, including the new ASUS FX505 and 705DY TUF Gaming notebooks, with additional systems coming throughout 2019.

•
AMD announced the new AMD Ryzen Embedded R1000 SoC, growing the AMD Ryzen embedded family of processors. The SoC will be used in numerous embedded applications from customers like Advantech, IBASE, ASRock, Kontron, MEN and others. It will also power the upcoming Atari VCS entertainment system.

•
Demonstrating its commitment to workplace equality, AMD was included in the 2019 Bloomberg Gender-Equality Index and received a perfect score of 100 on the Human Rights Campaign Foundation’s 2019 Corporate Equality Index.

Current Outlook
AMD’s outlook statements are based on current expectations. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Cautionary Statement” below.
For the second quarter of 2019, AMD expects revenue to be approximately $1.52 billion, plus or minus $50 million, an increase of approximately 19 percent sequentially and a decrease of approximately 13 percent year-over-year. The sequential increase is expected to be driven by growth across all businesses. The year-over-year decrease is expected to be primarily driven by lower graphics channel sales, negligible blockchain-related GPU revenue and lower semi-custom revenue. AMD expects non-GAAP gross margin to be approximately 41 percent in the second quarter of 2019.

AMD Teleconference
AMD will hold a conference call for the financial community at 2:30 p.m. PT (5:30 p.m. ET) today to discuss its first quarter 2019 financial results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page of its website at www.amd.com. The webcast will be available for 12 months after the conference call.

AMD 50th Anniversary Webcast
In celebration of AMD’s 50th Anniversary on May 1, 2019, AMD will host a live webcast at approximately 10:00 a.m. PT (1:00 p.m. ET). The webcast will be a discussion with AMD President and CEO, Dr. Lisa Su and members of AMD’s Executive Leadership Team reflecting on 50 years of innovation. The webcast will be hosted on the Investor Relations page of AMD’s website at www.amd.com.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share data)	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
GAAP gross margin	$521	$537	$597
GAAP gross margin %	41%	38%	36%
Impairment of technology licenses	—	45	—
Stock-based compensation	1	1	1
Non-GAAP gross margin	$522	$583	$598
Non-GAAP gross margin %	41%	41%	36%

GAAP operating expenses	$543	$509	$477
Stock-based compensation	40	35	31
Loss contingency on legal matter	5	—	—
Non-GAAP operating expenses	$498	$474	$446

GAAP operating income	$38	$28	$120
Impairment of technology licenses	—	45	—
Stock-based compensation	41	36	32
Loss contingency on legal matter	5	—	—
Non-GAAP operating income	$84	$109	$152

	Three Months Ended
	March 30, 2019		December 29, 2018		March 31, 2018
GAAP net income / earnings per share	$16	$0.01	$38	$0.04	$81	$0.08
Loss on debt redemption	8	0.01	5	—	1	—
Non-cash interest expense related to convertible debt	6	0.01	6	0.01	6	—
Stock-based compensation	41	0.04	36	0.03	32	0.03
Impairment of technology licenses	—	—	45	0.04	—	—
Equity loss in investee	1	—	—	—	1	—
Withholding tax refund including interest	—	—	(43)	(0.04)	—	—
Loss contingency on legal matter	5	—	—	—	—	—
Provision (benefit) for income taxes (1)	(15)	(0.01)	—	—	—	—
Non-GAAP net income / earnings per share (2)	$62	$0.06	$87	$0.08	$121	$0.11

Shares used and net income adjustment in earnings per share calculation
Shares used in per share calculation (GAAP)	1,094		1,079		1,039
Interest expense add-back to GAAP net income	$—		$—		$—
Shares used in per share calculation (Non-GAAP)	1,195		1,180		1,140
Interest expense add-back to Non-GAAP net income	$5		$5		$5

(1) The adjustment represents a reduction of US taxes due to the completion of certain internal tax structuring. The associated tax benefit, on a Non-GAAP basis, is being recognized throughout 2019.
(2) 100.6 million shares related to the Company’s 2026 Convertible Notes were included in total shares and the associated $5 million interest expense was added back to net income under the "if converted" method for all three periods.

About AMD
For nearly 50 years, AMD has driven innovation in high-performance computing, graphics and visualization technologies - the building blocks for gaming, immersive platforms and the datacenter. Hundreds of millions of consumers, leading Fortune 500 businesses and cutting-edge scientific research facilities around the world rely on AMD technology daily to improve how they live, work and play. AMD employees around the world are focused on building great products that push the boundaries of what is possible. For more information about how AMD is enabling today and inspiring tomorrow, visit the AMD (NASDAQ: AMD) website, blog, Facebook and Twitter pages.

Cautionary Statement

This document contains forward-looking statements concerning Advanced Micro Devices, Inc. (AMD) such as the features, functionality, availability, timing and expected benefits of AMD’s future products and technologies including upcoming launches of AMD’s next-generation 7nm products for PC, gaming and datacenter; the ability of AMD's next generation 7nm products to drive further market share gains and financial growth; and AMD’s expected second quarter of 2019 financial outlook, including revenue, as well as the expected drivers of such revenue, and non-GAAP gross margin, which are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as "would," "may," "expects," "believes," "plans," "intends," "projects" and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond AMD's control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: Intel Corporation’s dominance of the microprocessor market and its aggressive business practices may limit AMD’s ability to compete effectively; AMD has a wafer supply agreement with GLOBALFOUNDRIES Inc. (GF) with obligations to purchase all of its microprocessor and APU product requirements, and a certain portion of its GPU product requirements, manufactured at process nodes larger than 7 nanometer from GF with limited exceptions. If GF is not able to satisfy AMD’s manufacturing requirements, AMD’s business could be adversely impacted; AMD relies on third parties to manufacture its products, and if they are unable to do so on a timely basis in sufficient quantities and using competitive technologies, AMD’s business could be materially adversely affected; failure to achieve expected manufacturing yields for AMD’s products could negatively impact its financial results; the success of AMD’s business is dependent upon its ability to introduce products on a timely basis with features and performance levels that provide value to its customers while supporting and coinciding with significant industry transitions; if AMD cannot generate sufficient revenue and operating cash flow or obtain external financing, it may face a cash shortfall and be unable to make all of its planned investments in research and development or other strategic investments; the loss of a significant customer may have a material adverse effect on AMD; AMD’s receipt of revenue from its semi-custom SoC products is dependent upon its technology being designed into third-party products and the success of those products; global economic and market uncertainty may adversely impact AMD’s business and operating results; AMD’s products may be subject to security vulnerabilities that could have a material adverse effect on AMD; IT outages, data loss, data breaches and cyber-attacks could compromise AMD’s intellectual property or other sensitive information, be costly to remediate and cause significant damage to its business, reputation and operations; AMD’s operating results are subject to quarterly and seasonal sales patterns; AMD may not be able to generate sufficient cash to service its debt obligations or meet its working capital requirements; AMD has a large amount of indebtedness which could adversely affect its financial position and prevent it from implementing its strategy or fulfilling its contractual obligations; the agreements governing AMD’s notes and the Secured Revolving Line of Credit impose restrictions on AMD that may adversely affect AMD’s ability to operate its business; the markets in which AMD’s products are sold are highly competitive; AMD’s worldwide operations are subject to political, legal and economic risks and natural disasters, which could have a material adverse effect on it; the conversion of the 2.125% Convertible Senior Notes due 2026 may dilute the ownership interest of AMD’s existing stockholders, or may otherwise depress the price of its common stock; uncertainties involving the ordering and shipment of AMD’s products could materially adversely affect it; the demand for AMD’s products depends in part on the market conditions in the industries into which they are sold. Fluctuations in demand for AMD’s products or a market decline in any of these industries could have a material adverse effect on its results of operations; AMD’s ability to design and introduce new products in a timely manner is dependent upon third-party intellectual property; AMD depends on third-party companies for the design, manufacture and supply of motherboards, software and other computer platform components to support its business; if AMD loses Microsoft Corporation’s support for its products or other software vendors do not design and develop software to run on AMD’s products, its ability to sell its products could be materially adversely affected; AMD’s reliance on third-party distributors and add-in-board partners subjects it to certain risks; AMD may incur future impairments of goodwill and technology license purchases; AMD’s inability to continue to attract and retain qualified personnel may hinder its business; in the event of a change of control, AMD may not be able to repurchase its outstanding debt as required by the applicable indentures and its secured revolving line of credit, which would result in a default under the indentures and its secured revolving line of credit; the semiconductor industry is highly cyclical and has experienced severe downturns that have materially adversely affected, and may continue to materially adversely affect its business in the future; acquisitions, divestitures and/or joint ventures could disrupt its business, harm its financial condition and operating results or dilute, or adversely affect the price of, its common stock; AMD’s business is dependent upon the proper functioning of its internal business processes and information systems and modification or interruption of such systems may disrupt its business, processes and internal controls; if essential equipment, materials or manufacturing processes are not available to manufacture its products, AMD could be materially adversely affected; if AMD’s products are not compatible with some or all industry-standard software and hardware, it could be materially adversely affected; costs related to defective products could have a material adverse effect on AMD; if AMD fails to maintain the efficiency of its supply chain as it responds to changes in customer demand for its products, its business could be materially adversely affected; AMD outsources to third parties certain supply-chain logistics functions, including portions of its product distribution, transportation management and information technology support services; AMD’s stock price is subject to volatility; worldwide political conditions may adversely affect demand for AMD’s products; unfavorable currency exchange rate fluctuations could adversely affect AMD; AMD’s inability to effectively control the sales of its products on the gray market could have a material adverse effect on it; if AMD cannot adequately protect its technology or other intellectual property in the United States and abroad, through patents, copyrights, trade secrets, trademarks and other measures, it may lose a competitive advantage and incur significant expenses; AMD is a party to litigation and may become a party to other claims or litigation that could cause it to incur substantial costs or pay substantial damages or prohibit it from selling its products; AMD’s business is subject to potential tax liabilities; and AMD is subject to environmental laws, conflict minerals-related provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act as well as a variety of other laws or regulations that could result in additional costs and liabilities. Investors are urged to review in detail the risks and uncertainties in AMD's Securities and Exchange Commission filings, including but not limited to AMD's Annual Report on Form 10-K for the fiscal year ended December 29, 2018.

*
In this earnings press release, in addition to GAAP financial results, AMD has provided non-GAAP financial measures including non-GAAP gross margin, non-GAAP operating expense, non-GAAP operating income, non-GAAP net income and non-GAAP earnings per share. These non-GAAP financial measures reflect certain adjustments as presented in the tables in this earnings press release. AMD also provided adjusted EBITDA and free cash flow as supplemental non-GAAP measures of its performance. These items are defined in the footnotes to the selected corporate data tables provided at the end of this earnings press release. AMD is providing these financial measures because it believes this non-GAAP presentation makes it easier for investors to compare its operating results for current and historical periods and also because AMD believes it assists investors in comparing AMD’s performance across reporting periods on a consistent basis by excluding items that it does not believe are indicative of its core operating performance and for the other reasons described in the footnotes to the selected data tables. Refer to the data tables at the end of this earnings press release.

AMD, the AMD Arrow logo, EPYC, Radeon, Ryzen, Athlon and combinations thereof, are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Millions except per share amounts and percentages)

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
Net revenue	$1,272	$1,419	$1,647
Cost of sales	751	882	1,050
Gross margin	521	537	597
Gross margin %	41%	38%	36%
Research and development	373	371	343
Marketing, general and administrative	170	138	134
Licensing gain	(60)	—	—
Operating income	38	28	120
Interest expense	(27)	(29)	(31)
Other income (expense), net	(7)	4	1
Income before income taxes and equity loss	4	3	90
Provision (benefit) for income taxes	(13)	(35)	8
Equity loss in investee	(1)	—	(1)
Net Income	$16	$38	$81
Earnings per share
Basic	$0.01	$0.04	$0.08
Diluted	$0.01	$0.04	$0.08
Shares used in per share calculation
Basic	1,044	1,002	968
Diluted	1,094	1,079	1,039

ADVANCED MICRO DEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Millions)

	March 30, 2019 (1)	December 29, 2018
Assets
Current assets:
Cash and cash equivalents	$978	$1,078
Marketable securities	216	78
Accounts receivable, net	1,241	1,235
Inventories, net	955	845
Prepayment and receivables - related parties	50	52
Prepaid expenses	65	57
Other current assets	172	195
Total current assets	3,677	3,540
Property and equipment, net	377	348
Operating lease right-of-use assets	214	—
Goodwill	289	289
Investment: equity method	57	58
Other assets	317	321
Total Assets	$4,931	$4,556
Liabilities and Stockholders' Equity
Current liabilities:
Short-term debt, net	$70	$136
Accounts payable	484	528
Payables to related parties	446	533
Accrued liabilities	719	763
Other current liabilities	45	24
Total current liabilities	1,764	1,984
Long-term debt, net	1,024	1,114
Long-term operating lease liabilities	213	—
Other long-term liabilities	142	192
Stockholders' equity:
Capital stock:
Common stock, par value	11	10
Additional paid-in capital	9,246	8,750
Treasury stock, at cost	(48)	(50)
Accumulated deficit	(7,420)	(7,436)
Accumulated other comprehensive loss	(1)	(8)
Total Stockholders' equity	1,788	1,266
Total Liabilities and Stockholders' Equity	$4,931	$4,556

(1) During the first quarter of 2019, the Company adopted the new lease accounting standard, ASC 842, Leases, which resulted in an increase to assets of $214 million and to liabilities of $251 million ($213 million in Long-term operating lease liabilities and $38 million in Other current liabilities) for leases primarily related to office buildings. The adoption of this standard had no impact to the Company's results of operations or statement of cash flows.

ADVANCED MICRO DEVICES, INC.
SELECTED CASH FLOW INFORMATION
(Millions)

Three Months Ended
March 30, 2019
Net cash provided by (used in)
Operating activities	$(213)
Investing activities	$(173)
Financing activities	$286

SELECTED CORPORATE DATA
(Millions)

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
Segment and Category Information
Computing and Graphics (1)
Net revenue	$831	$986	$1,115
Operating income	$16	$115	$138
Enterprise, Embedded and Semi-Custom (2)
Net revenue	$441	$433	$532
Operating income (loss)	$68	$(6)	$14
All Other (3)
Net revenue	$—	$—	$—
Operating loss	$(46)	$(81)	$(32)
Total
Net revenue	$1,272	$1,419	$1,647
Operating income	$38	$28	$120

Other Data
Capital expenditures	$62	$41	$46
Adjusted EBITDA (4)	$130	$152	$196
Cash, cash equivalents and marketable securities	$1,194	$1,156	$1,045
Free cash flow (5)	$(275)	$79	$(153)
Total assets	$4,931	$4,556	$3,763
Total debt	$1,094	$1,250	$1,388

(1)
The Computing and Graphics segment primarily includes desktop and notebook processors and chipsets, discrete and integrated graphics processing units (GPUs), and datacenter and professional GPUs. The Company also licenses portions of its intellectual property portfolio.

(2)
The Enterprise, Embedded and Semi-Custom segment primarily includes server and embedded processors, semi-custom System-on-Chip (SoC) products, development services and technology for game consoles. The Company also licenses portions of its intellectual property portfolio.

(3)
All Other category primarily includes certain expenses and credits that are not allocated to any of the operating segments. Also included in this category is stock-based compensation expense. In addition, the Company also included an impairment of technology licenses in the three months ended December 29, 2018.

(4)	Reconciliation of GAAP Operating Income to Adjusted EBITDA*

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
GAAP operating income	$38	$28	$120
Impairment of technology licenses	—	45	—
Stock-based compensation	41	36	32
Depreciation and amortization	46	43	44
Loss contingency on legal matter	5	—	—
Adjusted EBITDA	$130	$152	$196

(5)	Free Cash Flow Reconciliation**

	Three Months Ended
	March 30, 2019	December 29, 2018	March 31, 2018
GAAP net cash provided by (used in) operating activities	$(213)	$120	$(107)
Purchases of property and equipment	(62)	(41)	(46)
Free cash flow	$(275)	$79	$(153)

*
The Company presents “Adjusted EBITDA” as a supplemental measure of its performance. Adjusted EBITDA for the Company is determined by adjusting GAAP operating income for stock-based compensation and depreciation and amortization expense. In addition, the Company also included a loss contingency on legal matter in the three months ended March 30, 2019 and an impairment of technology licenses in the three months ended December 29, 2018. The Company calculates and presents Adjusted EBITDA because management believes it is of importance to investors and lenders in relation to its overall capital structure and its ability to borrow additional funds. In addition, the Company presents Adjusted EBITDA because it believes this measure assists investors in comparing its performance across reporting periods on a consistent basis by excluding items that the Company does not believe are indicative of its core operating performance. The Company’s calculation of Adjusted EBITDA may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view Adjusted EBITDA as an alternative to the GAAP operating measure of operating income (loss) or GAAP liquidity measures of cash flows from operating, investing and financing activities. In addition, Adjusted EBITDA does not take into account changes in certain assets and liabilities as well as interest income and expense and income taxes that can affect cash flows.

**
The Company also presents free cash flow as a supplemental Non-GAAP measure of its performance. Free cash flow is determined by adjusting GAAP net cash provided by (used in) operating activities for capital expenditures. The Company calculates and communicates free cash flow in the financial earnings press release because management believes it is of importance to investors to understand the nature of these cash flows. The Company’s calculation of free cash flow may or may not be consistent with the calculation of this measure by other companies in the same industry. Investors should not view free cash flow as an alternative to GAAP liquidity measures of cash flows from operating activities. All periods presented conform to the current period presentation.

The Company has provided reconciliations within the earnings press release of these Non-GAAP financial measures to the most directly comparable GAAP financial measures.